Note: Net2Phone CEO Stephen Greenberg will host a conference call at 4:30 p.m. EST today. The call can be accessed at http://web.net2phone.com/about/investor/ or www.vcall.com. A replay of the conference call will be available online as well.

CONTACT: Sarah Hofstetter
Net2Phone Corporate Communications
973-438-3838/investor@net2phone.com

Net2Phone Reports Fourth Quarter and Fiscal Year 2004 Results

– Net2Phone Global Services Improves Segment Income by 182%
year over year, Demonstrates Continued Stability –

Newark, NJ – October 13, 2004 – Net2Phone, Inc. (Nasdaq: NTOP), a leading provider of Voice over IP (VoIP) services, today announced its fourth quarter and year end results for fiscal year 2004.

Financial highlights and recent achievements include:

•	Surpassing the 7,000 subscriber mark, achieving 2% penetration of Liberty Cablevision’s homes passed in Puerto Rico, less than 5 months after franchise-wide launch
•	Selection by the NCTC, a consortium of more than 1,000 domestic cable operators, as platinum vendor of cable telephony
•	Second consecutive quarter of NGS revenue growth
•	Gross margin remains above 40%
•	Strong balance sheet with $132.8 million in cash and marketable securities as of July 31, 2004 (including restricted cash of $21.3 million)

“This has been a very strong quarter, and a great year overall for Net2Phone,” said Stephen Greenberg, CEO of Net2Phone. “We continue to earn outstanding margins with improved segment income on the NGS side of the business, accompanied by admirable progress on the NCT side. Given our first-rate technology and nine years of industry experience, we believe Net2Phone is positioned to be the VoIP enabler of choice for service providers around the world.”

FOURTH QUARTER REVIEW

Revenue for the fourth quarter was $21.1 million, as compared with $21.5 million in the prior quarter and $21.0 million in the fourth quarter of fiscal 2003. Net2Phone Global Services, LLC (NGS) revenue reached $21.0 million, up 5% from last quarter, while Net2Phone Cable Telephony, LLC (NCT) revenue was $112,000, as compared to $1.4 million last quarter, reflecting growth in NCT service fees as compared to equipment sales reflected in the prior quarter.

NGS reported segment income of $1.5 million in the fourth quarter, up 16% over segment income of $1.3 million last quarter, and up more than fivefold from segment income of $0.2 million the fourth quarter of 2003. Segment income (loss) is the net income (loss) before special and non-cash items directly attributable to the segment’s operations less the allocation of certain corporate expenses.

Gross margin company-wide for the fourth quarter was 44%, culminating three consecutive years where the company has achieved quarterly gross margins above 40%. The company remains optimistic about the medium and long-term prospects for partnering with and deploying a variety of carrier-grade retail VoIP services with service providers globally, and is pleased with its current progress in laying the groundwork to roll out services.

The company’s net loss for the fourth quarter totaled ($6.3) million compared to ($0.5) million in the third quarter of fiscal 2004 and ($10.8) million in the fourth quarter of fiscal 2003. Net income (loss) includes certain non-operational, non-cash and/or non-recurring items that management excludes in assessing the Company’s performance. As a result, the company also reports net income (loss) before special and non-cash items1 (adjusted for depreciation and amortization, minority interests, other income, interest income, non-cash compensation, non-cash services provided by IDT, gain from litigation, inventory obsolescence expense, non-recurring selling, general and administrative expenses and restructuring, severance, impairment and other items), which excludes the impact these aforementioned items have on the company’s results. Net loss before special and non-cash items in the fourth quarter was ($3.2) million, as compared with ($3.1) million net loss before special and non-cash items in the third quarter of fiscal 2004, and ($2.9) million net loss before special and non-cash items reported in the fourth quarter of fiscal 2003. Net income (loss) before special and non-cash items is not a term defined by generally accepted accounting principles (GAAP) and may not be comparable to other similarly titled measures prepared by other companies. Such non-GAAP measures should be considered in addition to, and not as a substitute for, performance measures calculated in accordance with GAAP.

The company believes that net income (loss) before special and non-cash items provides investors with a measure of the company’s operational and financial progress that corresponds with the measures used by management. Management uses this measure, instead of net income (loss), as a basis for allocating resources and making other daily operating decisions.

FISCAL YEAR 2004 REVIEW

Results for the fiscal year reflect the Company’s commitment to stabilizing its profitable core business and growing its cable telephony business. Revenue for the fiscal year was $82.8 million down 10% from $91.8 million in the prior fiscal year. Net loss for the fiscal year was ($11.2) million compared to net income of $16.8 million in fiscal 2003. Net loss before special and non-cash items for the fiscal year was ($12.1) million, an 8% year over year improvement compared to ($13.1) million in fiscal 2003. Capital expenditures during the fiscal year totaled $5.5 million. As of July 31, 2004 the Company held a total of $132.8 million in cash, cash equivalents and marketable securities (including restricted cash of $21.3 million), as compared to $94.1 million at the end of the prior fiscal year (including restricted cash of $24.2 million).

NGS reported revenue of $81.1 million in fiscal year 2004 compared to revenue of $91.1 million in fiscal 2003. Segment income was $5.2 million, a 182% increase compared to segment income of $1.8 million in fiscal 2003. NGS achieved operating profitability, meaning it earned more segment income, by eliminating unprofitable service offerings and significantly reducing its expense base.

1	The schedule accompanying this release provides reconciliations to generally accepted accounting principles (GAAP) for all non-GAAP financial measures mentioned in this release.

NCT reported revenue of $1.6 million in fiscal year 2004 compared to revenue of $34,000 in fiscal 2003. NCT reported a segment loss of ($9.3) million in fiscal 2004 compared to a segment loss of ($7.2) million in the prior fiscal year as it continued to invest in the staff and resources necessary to address its opportunities in the global cable telephony marketplace.

NCT provides cable operators worldwide with a fully integrated and hosted telecommunications solution utilizing both DOCSIS compliant and SIP-based VoIP technologies. By deploying a distributed architecture of software and equipment combined with a cost-effective service offering, Net2Phone enables cable operators to sell their own telephony solution to their customers utilizing their existing high-speed data network at low incremental costs. Calls are managed via Net2Phone’s back-office monitoring and management systems, providing a shared interface between the cable operator’s local access network and the public switched telephone network.

CORPORATE MANAGEMENT CHANGES

Last month, Net2Phone’s Board of Directors approved the reorganization of the Board along with management changes and the creation of a new cable advisory committee. The Board changes are designed to retain Board independence, and increase its efficiency by reducing the number of directors from 13 to 9. The management changes consist of appointing Liore Alroy as Chief Executive Officer, with Stephen Greenberg becoming Chairman of the Board, and Howard Jonas being named Vice Chairman. The changes are expected to take effect October 31, 2004.

Greenberg commented, “As I hand over my role as CEO and step into the position of Chairman, I could not be happier with how far the company has come in the last year, and I continue to be excited about our prospects and Liore’s ability to guide us to a bright future.”

ABOUT NET2PHONE

Net2Phone provides VoIP PacketCable, SIP and wireless solutions around the world. As leaders in enabling telecom service providers and cable operators with turn-key hosted VoIP telephony services, Net2Phone has routed billions of retail VoIP minutes globally, servicing more than 100,000 users in the US as well as hundreds of thousands of more overseas. Net2Phone’s hosted SIP platform provides partners with residential broadband telephony, calling cards, prefix dialing and enterprise services in over 100 countries. Net2Phone’s PacketCable platform provides cable operators with the ability to deliver a primary line replacement service with guaranteed QoS and features such as E911. Traded on the NASDAQ under the symbol NTOP, Net2Phone’s strategic partners and investors include Liberty Media Corporation (NYSE: L; LMC.B) and IDT Corporation (NYSE: IDT; IDT.C). For more information about Net2Phone’s products and services, please visit www.net2phone.com.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward- looking statements involve risks and uncertainties and actual results could differ materially from those discussed in the forward-looking statements. For this purpose, any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Factors which may affect the Company’s results include, but are not limited to, the Company’s ability to expand its customer base, the Company’s ability to develop additional and leverage its existing distribution channels for its products and solutions, dependence on strategic and channel partners including their ability to distribute the Company’s products and meet or renew their financial commitments, the Company’s ability to address international markets, the effectiveness of the Company’s sales and marketing activities, the acceptance of the Company’s products in the marketplace, the timing and scope of deployments of the Company’s products by customers, fluctuations in customer sales cycles, customers' ability to obtain additional funding, technical difficulties with respect to the Company’s products or products in development, the need for ongoing product development in an environment of rapid technological change, the emergence of new competitors in the marketplace, the Company’s ability to compete successfully against established competitors with greater resources, the uncertainty of future governmental regulation, the Company’s ability to manage growth, obtain patent protection, and obtain additional funds, general economic conditions and other risks discussed in this press release and in the Company’s filings with the Securities and Exchange Commission. All forward-looking statements and risk factors included in this document are made as of the date hereof, based on information available to the Company as of the date thereof, and the Company assumes no obligation to update any forward-looking statement or risk factors.

Net2Phone, Inc.
Condensed Consolidated Statements of Operations
(unaudited)

(All Numbers in 000’s except EPS Calculation)	Year Ended	Year Ended	4Q04	4Q03
	July 31, 2004	July 31, 2003	July 31, 2004	July 31, 2003

Revenue	$82,779	$91,750	$21,112	$20,963

Direct cost of revenue	46,794	52,820	11,813	12,434
Selling, general and administrative	48,446	53,728	12,496	12,767
Depreciation and amortization	10,530	11,037	2,715	3,877
Non-cash compensation	(3,168)	15,304	(105)	(221)
Non-cash services provided by IDT	3,369	—	662	—
Restructuring, severance, impairment and other items	2,192	7,363	743	—
Settlement of Cisco litigation	—	(58,034)	—	8,245

Total cost and expense	108,163	82,218	28,325	37,102

Income (loss) from operations	(25,384)	9,532	(7,213)	(16,140)

Interest income, net	1,981	2,021	514	91
Other Income (loss)	12,235	696	418	763

Income (loss) before minority interests	(11,168)	12,249	(6,281)	(15,286)

Minority interests	—	(4,546)	—	(4,486)

Net income (loss) available to common stockholders	$(11,168)	$16,795	$(6,281)	$(10,800)

Net income (loss) per common share-basic and diluted	$(0.16)	$0.28	$(0.08)	$(0.18)

Weighted Average number of common shares used in the
calculation of basic net gain/(loss) per common share	70,913	59,700	76,439	59,897

Weighted Average number of common shares used in the
calculation of diluted net gain/(loss) per common share	70,913	60,101	76,439	59,897

Cash, cash equivalents and marketable securities*	$132,815	$94,111
Fixed assets (net)	18,929	24,172
Total assets	165,257	144,646
Total Stockholders' Equity	128,625	76,329

* Includes Restricted Cash

Net income (loss) available to common stockholders	$(11,168)	$16,795	$(6,281)	$(10,800)
EXCLUDING
Minority interests	—	4,546	—	4,486
Other Income (loss)	12,235	696	418	763
Interest income, net	1,981	2,021	514	91
Depreciation and amortization	(10,530)	(11,037)	(2,715)	(3,877)
Inventory obsolescence expense	(556)	(66)	—	(66)
Non-recurring SG&A expense	168	(1,663)	—	(1,248)
Settlement of Cisco litigation	—	58,034	—	—
Restructuring, severance, impairment and other items	(2,192)	(7,363)	(743)	221
Non-cash compensation	3,168	(15,304)	105	(8,245)
Non-cash services provided by IDT	(3,369)	—	(662)	—

Net income (loss) before special and non-cash items	$(12,073)	$(13,069)	$(3,198)	$(2,924)

SEGMENT RESULTS
	The following table summarizes the operating performance of Net2Phone’s business segments:

Net2Phone Global Services (NGS) – Revenue	$81,137	$91,131	$21,000	$20,878
Net2Phone Global Services (NGS) – Segment Income	5,161	1,833	1,454	212

Net2Phone Cable Telephony (NCT) – Revenue	1,551	33	112	1
Net2Phone Cable Telephony (NCT) – Segment Loss	(9,306)	(7,202)	(2,711)	(1,194)

Corporate / Other – Revenue	91	586	—	85
Corporate / Other – Segment Loss	(7,928)	(7,700)	(1,941)	(1,942)

Total – Revenue	$82,779	$91,750	$21,112	$20,964
Total – Segment Loss	$(12,073)	$(13,069)	$(3,198)	$(2,924)